SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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ASPECT COMMUNICATIONS CORPORATION

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Aspect Communications

All-Employee Meeting

Beatriz Infante and Gary Wetsel

January 14, 2003

ASPECT

Agenda

- Strategies for Success
- Transaction Background
- Private Placement
- The Scepter Solicitation
- Summary
- Questions

Strategies for Success

- Commitment to open standards – compatible with existing proprietary hardware
- Leverage worldwide customer base
- Strengthen strategic partnerships and alliances
- Continued improvement in operating performance
- Emphasize stability and strengthen balance sheet

Aspect is Executing a Four-Point Plan to Strengthen the Company's Financial Position

1. **Cost Structure**
   - Reduced cost structure with the objective of achieving profitability in the near term
   - Increased gross margin from 47.4% in Q3 2001 to 50.8% in Q3 2002[(1)]
   - Operating expense run rate reduced from $76.3 million in Q3 2001 to $48.8 million Q3 2002[(1)]
2. **Working Capital**
   - Expanded working capital line of credit from $25 million to $50 million
   - Reduced investment in accounts receivable and inventories by approximately $25 million in the last three quarters
3. **Capital Structure**
   - Repurchased approximately $60 million of convertible debt in the open market at a discount to accreted value
4. **Raise Equity Capital**
   - A remaining action is to obtain additional equity financing to enable satisfaction of the debenture obligations in cash

(1) Excluding restructuring and intangible asset impairment charges.

ASPECT



We have "Right Sized" Our Business Model

			Goal	
	Q4'01	Q3'02	Near Term	Longer Term
Revenue	100%	100%	100%	100%
Gross Margin	46%	51%	51%	56%
Operating Expenses	61%	51%	46%	41%
Operating Profit (Loss)	-15%	0%	5%	15%

Note: Q4'01 and Q3'02 data is restated to reflect accounting adjustments.

Stock Price Dynamics


Stock Price
Time

- PROFITS
- CASH FLOW
- BALANCE SHEET

Transaction Background



Why do a Financing?

- Company issued Convertible Debt in August 1998
  - $123 million outstanding at 9/30/02
  - $130 million due in August 2003
- Debt expected to be “put” to company in August 2003
  - Company needs to have sufficient cash
- Absent financing, Aspect would likely have to satisfy a portion of any such put with stock, incurring significant dilution
- Company is addressing this issue proactively to avoid financing pressure as put date nears

Reasons for Financing

- Enhance ASPT's ability to utilize cash, rather than stock, to redeem the outstanding convertible debentures
  - Reduces risk of significant shareholder dilution that could result if stock were used
- Increase cash available for operations and growth, and allow management to focus on business opportunities
  - Cash balance is important signal of strength to Aspect's premier customer base
  - Highly competitive market with well capitalized competitors



Private Placement

ASPECT

Financing Process Overview

- Commenced formally in January 2002
- Utilized financial advisors
- Considered alternatives, including:
  - Public equity offering
  - Exchange offer
  - Private placement of various securities



Financing Process Overview

- Certain factors considered:
  - Economic climate and Company performance
  - Certainty of completion
  - Shareholder dilution
  - Net cash to Company
  - Near-term cash cost of financing
  - Quality of new investor
- Two separate, sequential private placement solicitation processes
- Selected Vista Equity Partners term sheet in August 2002

A thorough process over 12 months

Vista Equity Fund II is a Long Term, Growth-Oriented Investor

- $1.25 billion private equity firm located in San Francisco
- Vista's team has extensive experience in advising technology companies including Agilent Technologies, AOL, Gateway, Hewlett-Packard, Lucent Technologies, Microsoft and Sun Microsystems
- Additions to Aspect's board are expected to be:
  - Robert Smith, Managing Principal of Vista; former Head of Enterprise Systems and Storage M&A at Goldman Sachs
  - A. Barry Rand, former Chairman and CEO of Avis Group and EVP of Worldwide Operations at Xerox, and current board member of Abbott Laboratories, Agilent Technologies and AT&T Wireless

Proxy Timeline


SEC Review
Shareholder Solicitation
11/22
12/5
12/9
1/21/03
Preliminary Proxy
Record Date
Final Proxy
Shareholder Vote
Dec. 12
Scepter Files
w/SEC



The Scepter Solicitation

ASPECT

Scepter's Solicitation May Be Deceptive

- Scepter's intent is not a proposal to conduct a rights offering
  - Proposal to vote down the Vista transaction
  - Stated intent is to replace Aspect's Board of Directors with Scepter's slate of hand-picked, inexperienced nominees

Summary

ASPECT

Recent Endorsement

Institutional Shareholder Services

"Several critical uncertainties in Scepter's plan"... "Scepter's plan highly risky"... "ISS, therefore, based on the merits of the Vista transaction and unlikelihood of success of Scepter's plan, recommends a vote for the issuance and sale of convertible preferred stock pursuant to the Vista transaction."



Summary

- Aspect's best alternative to avoid significant dilution from the put of the debentures is to raise private equity capital
- Aspect has completed its restructuring and the Company is poised for profitable success
- The Company conducted an exhaustive search with two investment advisors to find the best transaction alternatives
- Vista's offer provides the Company with both capital and additional relevant operating and financial partners and advisers

THE COMPANY BELIEVES THE VISTA TRANSACTION IS THE BEST ALTERNATIVE TO POSITION THE COMPANY FOR LONG TERM SUCCESS

Questions

ASPECT



Questions

- I haven't gotten any voting materials. What do I do?
  - Contact:

    Judy Wright, Stock Administration, (408)325-4374
- Who called me?
- How did they get my name?
- Why am I getting more than one set of materials?
- Will management know how I voted?
- I only have a few shares. Should I vote?
  - Ask Al Gore
- What happens if this doesn't pass?